July 11, 2002



                PEG RESPONDS TO TURMOIL IN ENERGY EQUITY MARKETS


     There are apparent market concerns about significant effects on the earnings prospects of merchant energy companies due to recent disruptions in the energy trading markets. In response to this, Public Service Enterprise Group [NYSE: PEG] today said that, excluding certain one-time charges, it expects these disruptions and other factors to cause at most a 5% reduction in its 2002 earnings per share guidance.

     The one-time charges are largely consistent with estimates provided in PEG's first-quarter 10Q filed with the Securities and Exchange Commission.

     Details will be provided when PEG announces second-quarter results in a news release previously scheduled for issuance at 8:30 a.m. next Wednesday.


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